EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with our audit of the financial statements of Social Investment Holdings, Inc., Inc for the fiscal year ended March 31, 2024, we hereby consent to the incorporation of our audit report dated July 9, 2024, with the audited financial statements in Form 1-A, to be filed with the Securities and Exchange Commission (SEC) under Regulation A.

/S/ INTEGRITAT CPA (PCAOB ID 6624)
Boca Raton, Florida
July 10, 2024